Exhibit 99.1
Fortive Reports Second Quarter 2016 Results

EVERETT, WA, August 2, 2016 - Fortive Corporation (“Fortive”) (NYSE: FTV) today announced results for the second quarter 2016. Fortive operated as part of Danaher Corporation for the entire second quarter of 2016, and the historical financial measures presented in this announcement were derived from Danaher’s accounting records and are presented on a carve out basis.
For the second quarter ended July 1, 2016, GAAP net earnings were $238.9 million, which represents a 5.1% increase over the comparable 2015 amount. For the same period, non-GAAP adjusted net earnings were $219.8 million, which represents a 0.4% increase over the comparable 2015 amount. Both GAAP and core revenue for the second quarter of 2016 decreased 0.5% on a year-over-year basis. GAAP revenue for the second quarter of 2016 was $1.6 billion.
For the third quarter of 2016, the Company anticipates GAAP diluted net earnings per share to be in the range of $0.50 to $0.54 and the non-GAAP adjusted diluted net earnings per share to be in the range of $0.56 to $0.60. The Company expects its 2016 second half GAAP diluted net earnings per share to be in the range of $1.11 to $1.19 and non-GAAP adjusted diluted net earnings per share to be in the range of $1.21 to $1.29. Both the third quarter and second half 2016 guidance include continued expectations of low-single digit core revenue growth.
James A. Lico, President and Chief Executive Officer, stated, “Our team executed well and delivered outstanding free cash flow performance and margin expansion despite a slight revenue decline amidst challenging and uncertain macro conditions. We are encouraged by continued strength in our Industrial Technologies segment as well as signs of stabilization in our Professional Instrumentation segment.”
Lico added, “With the separation complete, we are excited to bring to market a rich legacy as the Fortive Business System continues to be the cornerstone of our competitive advantage and our playbook for accelerated innovation, improved revenue growth, and operating margin expansion. Fortive has the capital allocation capacity for financially disciplined acquisitions and growth investments to further strengthen our businesses and leading market positions. We are committed to continuous improvement and driving shareholder value for the long-term.”
Fortive will discuss its results during its quarterly investor conference call today starting at 5:30 p.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Fortive’s website, www.fortive.com, under “Events & Presentations.” A replay of the webcast will be available at the same location shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call.
The conference call can be accessed by dialing 877-879-6207 within the U.S. or by dialing 719-325-4817 outside the U.S. a few minutes before 5:30 p.m. ET and notifying the operator that you are dialing in for Fortive’s earnings conference call (access code 4987529). A replay of the conference call will be available shortly after the conclusion of the call until Tuesday, August 9, 2016. Once available, click here to access the conference call replay or visit the “Investors” section of Fortive’s website under “Events & Presentations.”

ABOUT FORTIVE
Fortive is a diversified industrial growth company comprised of Professional Instrumentation and Industrial Technologies businesses that are recognized leaders in attractive markets. With 2015 revenues of $6.2 billion, Fortive’s well-known brands hold leading positions in field instrumentation, transportation, sensing, product realization, automation and specialty, and franchise distribution. Fortive is headquartered in Everett, Washington and employs a team of more than 24,000 research and development, manufacturing, sales, distribution, service and administrative employees in more than 40 countries around the world. With a culture rooted in continuous improvement, the core of our company’s operating model is the Fortive Business System. For more information please visit: www.fortive.com.
NON-GAAP FINANCIAL MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also references “adjusted net earnings,” “core revenue,” “adjusted diluted net earnings per share,” and “free cash flow,” which are non-GAAP financial measures. The reasons why we believe these measures, when used in conjunction with the GAAP financial measures, provide useful information to investors, how management uses such non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in the supplemental reconciliation schedule attached. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures, but should instead be read in conjunction with the GAAP financial measures. The non-GAAP financial measures used by Fortive in this release may be different from similarly-titled non-GAAP measures used by other companies.
FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including the statements regarding Fortive’s anticipated diluted net earnings per share, core revenue growth, continued strength in our Industrial Technologies segment and signs of stabilization in our Professional Instrumentation segment, capital allocation, acquisitions, economic conditions, and any other statements identified by their use of words like “anticipate,” “expect,” “believe,” “forecasted,” “outlook,” “guidance,” or “will” or other words of similar meaning are “forward-looking” statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things: deterioration of or instability in the economy, the markets we serve and the financial markets; contractions or lower growth rates and cyclicality of markets we serve; competition; our ability to develop and successfully market new products and technologies and expand into new markets; the potential for improper conduct by our employees, agents or business partners; our ability to successfully identify, consummate, integrate and realize the anticipated value of appropriate acquisitions and successfully complete divestitures and other dispositions; contingent liabilities relating to acquisitions and divestitures; our ability to realize the anticipated benefits of the separation of our business from Danaher; our compliance with applicable laws and regulations and changes in applicable laws and regulations; risks relating to potential impairment of goodwill and other intangible assets; currency exchange rates; tax audits and changes in our tax rate and income tax liabilities; litigation and other contingent liabilities including intellectual property and environmental, health and safety matters; risks relating to product, service or software defects; product liability and recalls; risks relating to product manufacturing; the impact of our debt obligations on our operations and liquidity; our relationships with and the performance of our channel partners; commodity costs and surcharges; our ability to adjust purchases and manufacturing capacity to reflect market conditions; reliance on sole sources of supply; labor matters;

international economic, political, legal, compliance and business factors; adverse effects of restructuring activities; disruptions relating to man-made and natural disasters; security breaches or other disruptions of our information technology systems and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including the Information Statement furnished with the Current Report on Form 8-K filed by us on June 15, 2016. These forward-looking statements speak only as of the date of this release, and Fortive does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

CONTACT
Lisa Curran
Vice President, Investor Relations
Fortive Corporation
6920 Seaway Boulevard
Everett, WA 98203
Telephone: (425) 446-5000

FORTIVE CORPORATION
COMBINED CONDENSED STATEMENTS OF EARNINGS
($ in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2016	July 3, 2015	July 1, 2016	July 3, 2015
Sales	$1,555.1	$1,564.9	$3,029.8	$3,078.4
Cost of sales	(787.0)	(800.1)	(1,566.5)	(1,582.9)
Gross profit	768.1	764.8	1,463.3	1,495.5
Operating costs:
Selling, general and administrative expenses	(349.3)	(333.2)	(687.8)	(674.7)
Research and development expenses	(96.7)	(95.9)	(190.4)	(191.0)
Operating profit	322.1	335.7	585.1	629.8
Nonoperating expense
Interest expense	(2.7)	—	(2.7)	—
Earnings before income taxes	319.4	335.7	582.4	629.8
Income taxes	(80.5)	(108.3)	(161.5)	(198.7)
Net earnings	$238.9	$227.4	$420.9	$431.1
Net earnings per share:
Basic and diluted	$0.69	$0.66	$1.22	$1.25
Average common stock and common equivalent shares outstanding:
Basic and diluted	345.2	345.2	345.2	345.2

This information is presented for reference only. A complete copy of Fortive’s Form 10-Q financial statements is available on the Company’s website (www.fortive.com).

FORTIVE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Adjusted Net Earnings and Adjusted Diluted Net Earnings per Share
We disclose the non-GAAP measures of historical adjusted net earnings and forecasted adjusted diluted net earnings per share, which make the following adjustments to GAAP net earnings and GAAP diluted net earnings per share, respectively:

•
With respect to the historical adjusted net earnings for the three-month period ended July 1, 2016, excluding the discrete tax benefit incurred during such period in connection with the final outcome of worldwide uncertain tax positions;

•	Excluding on a pretax basis amortization of acquisition-related intangible assets; and

•
Excluding the tax effect of all of the adjustments noted above as well as for the Separation Adjustments (described below); provided, however, that the tax effect of such adjustments was calculated: (a) with respect to the historical adjusted net earnings for the three-month period ended July 1, 2016 and the forecasted adjusted diluted net earnings per share, by applying the Company’s overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment); and (b) with respect to the adjusted net earnings for the three month period ended July 3, 2015, by applying the Company’s statutory tax rate. We are applying the statutory tax rate for the period ended July 3, 2015 because such tax rate was applied in our prior adjusted net earnings disclosed and in a manner consistent with Article 11 of Regulation S-X. As a separate, standalone company, we expect to apply the Company’s overall estimated effective tax rate to the pretax amount of each adjustment going forward, and, as such, we are applying the estimated effective tax rate to each adjustment for the period ended July 1, 2016 and for the forecasted periods to facilitate comparisons in future periods. The tax effect of the adjustments to the net earnings for the three-month period ended July 1, 2016 would have been $0.4 million instead of $0.3 million had the Company applied the statutory tax rate instead of the Company’s overall estimated effective tax rate.

While we have a history of acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. We believe however that it is important for investors to understand that such intangible assets contribute to revenue generation and that intangible assets related to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Furthermore, the forecasted adjusted diluted net earnings per share does not reflect certain adjustments that are inherently difficult to predict or estimate due to their unknown timing, effect and/or significance.
In addition, because the Company was part of Danaher for the three month periods ended July 1, 2016 and July 3, 2015, the Company is also making the following adjustments to the corresponding historical GAAP net earnings as if the separation of the Company from Danaher (the “Separation”) had been effectuated at the beginning of the relevant period (the “Separation Adjustments”):

•	Excluding on a pretax basis net sales generated from certain agreements with Danaher that were entered into, or terminated, in connection with the Separation;

•	With respect to net earnings and operating profit, because the carve-out financial measures for the three-month period ended July 3, 2015 do not reflect the level of selling, general and administrative expenses including stock-based compensation that the Company assumed would be the expected level of costs to be incurred by the Company as a stand-alone, publicly traded company (“Estimated SG&A Level”), adding on a pretax basis additional expenses necessary for such costs to equal the Estimated SG&A Level; and

•
With respect to net earnings, adding interest expenses on a pretax basis (based on the assumed borrowing cost of approximately 2.8% per annum) as if the outstanding indebtedness incurred in connection with the Separation had been incurred at the beginning of such period, net of the interest expense recorded following the issuance of the outstanding indebtedness on or after June 20, 2016 (“Additional Interest Expense”).

Management believes that the Separation Adjustments, when considered together with the corresponding carve-out GAAP financial measures, provide useful information to investors by helping to identify certain types or level of additional expenses that the Company expects to incur as a stand-alone, publicly traded company after the Separation that may not have been allocated or reflected in the historical carve-out GAAP financial measures for periods in which the Company was part of Danaher. We believe that such adjustments, when presented with the corresponding carve-out GAAP measures, may assist in assessing the business trends and making comparisons of long-term performance before and after the Separation. The Company will not make the Separation Adjustments for any periods in which the Separation had been effectuated prior to the beginning of such period.
Management believes that these non-GAAP financial measures provide useful information to investors by reflecting additional ways of viewing aspects of Fortive’s operations that, when reconciled to the corresponding GAAP measure, help our investors to understand the long-term profitability trends of our business, and facilitate comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from, or added to, these measures because items of this nature and/or size occur with inconsistent frequency or occur for reasons that may be unrelated to Fortive’s commercial performance during the period and/or because we believe the corresponding adjustments are useful in assessing Fortive’s potential ongoing operating costs or gains in a given period.
The Company deems acquisition-related transaction costs incurred in a given period to be significant (generally relating to the Company’s larger acquisitions) if it determines that such costs exceed the range of acquisition-related transaction costs typical for the Company in a given period.
These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.
Core Revenue
We use the term “core revenues” when referring to a corresponding GAAP revenue measure, excluding (1) the portion of such measure from acquired businesses recorded prior to the first anniversary of the acquisition (the “acquisition measure”), and (2) the impact of currency translation. The portion of revenue attributable to currency translation is calculated as the difference between (a) the period-to-period change in revenue (excluding from acquisitions) and (b) the period-to-period change in revenue (excluding from acquisitions) after applying current period foreign exchange rates to the prior year period. These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.
Management believes that these non-GAAP measures provide useful information to investors by helping identify underlying growth trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers. We exclude the effect of currency translation from these measures because currency translation is not under management’s control and is subject to volatility, and we believe that such exclusion, when presented with the corresponding GAAP measures, can be useful to investors in assessing our underlying business trends. We exclude the effect of acquisitions and divested product lines because the nature, size and number of such transactions can vary dramatically from period to period and between us and our peers, and we believe that such exclusion, when presented with the corresponding GAAP measures, may assist in assessing the business trends and making comparisons of long-term performance.
Free Cash Flow
We use the term “free cash flow” when referring to cash provided by operating activities calculated according to GAAP less payments for additions to property, plant and equipment. Management believes that such non-GAAP measure provides useful information to investors in assessing the Company’s ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay its debt obligations. However, it should be noted that free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as debt service requirements and other non-discretionary expenditures. Such non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

Adjusted Net Earnings

	Three Months Ended
($ in millions)	July 1, 2016	July 3, 2015
Net Earnings (GAAP)	$238.9	$227.4
Pretax amortization of acquisition-related intangible assets in the three months ended July 1, 2016 ($22 million pretax as recorded in this line item, $16 million after tax) and in the three months ended July 3, 2015 ($22 million pretax as reported in this line item, $14 million after tax)	22.3	22.3
Pretax net sales adjustments from certain agreements with Danaher Corporation that were entered into or terminated in connection with the Separation in the three months ended July 1, 2016 ($2 million pretax as reported in this line item, $1 million after tax) and in the three months ended July 3, 2015 ($1 million pretax as reported in this line item, $1 million after tax)	(1.5)	(0.8)
Pretax Additional Interest Expense in the three months ended July 1, 2016 ($20 million pretax as reported in this line item, $14 million after tax) and in the three months ended July 3, 2015 ($23 million pretax as reported in this line item, $14 million after tax) related to the borrowings incurred in connection with the Separation	(19.8)	(22.5)
Pretax adjustments in the three months ended July 3, 2015 ($13 million pretax as reported in this line item, $8 million after tax), to increase selling, general and administrative expenses up to the Estimated SG&A Level	—	(12.6)
Tax effect of all adjustments reflected above	(0.3)	5.1
Discrete income tax charges in connection with the final outcome of worldwide uncertain tax positions in the three months ended July 1, 2016	(19.8)	—
Adjusted Net Earnings (Non-GAAP)	$219.8	$218.9

Core Revenue Growth

% Change Three Months Ended July 1, 2016 vs. Comparable 2015 Period
Core (Non-GAAP)	(0.5)%
Acquisitions (Non-GAAP)	0.5%
Impact of currency translation (Non-GAAP)	(0.5)%
Total Revenue Growth (GAAP)	(0.5)%

Forecasted Adjusted Diluted Net Earnings Per Share

	Three Months Ending September 30, 2016		Six Months Ending December 31, 2016
	Low End	High End	Low End	High End
Forecasted Diluted Net Earnings Per Share	$0.50	$0.54	$1.11	$1.19
Pretax amortization of acquisition-related intangible assets in the three months ending September 30, 2016 ($22 million pretax as reported in this line item, $16 million after tax) and in the six months ending December 31, 2016 ($40 million pretax as reported in this line item, $28 million after tax)	0.06	0.06	0.12	0.12
Pretax costs expected to be incurred in the three months ending September 30, 2016 and six months ending December 31, 2016 ($7 million pretax as reported in this line item, $5 million after tax) related to Fortive’s separation from Danaher Corporation, primarily related to recruiting, relocation and professional fees for legal, tax, finance and information technology services	0.02	0.02	0.02	0.02
Tax effect of all adjustments reflected above	(0.02)	(0.02)	(0.04)	(0.04)
Forecasted Adjusted Diluted Net Earnings Per Share	$0.56	$0.60	$1.21	$1.29